Exhibit 99.1

MANATRON, INC. ANNOUNCES BOARD APPROVAL OF STOCK
BUYBACK AND THE RETIREMENT OF ALLEN PEAT

FOR IMMEDIATE RELEASE

CONTACT:

Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(BUSINESSWIRE)--October 13, 2003, Manatron, Inc. (NASDAQ:MANA) a leading provider of web-based and client/server application software products and services for county, city and township governments said today that its Board of Directors has once again authorized management to purchase up to an additional $500,000 of the Company's stock during the next 12 months. This amount represents approximately 2% of the current market value of the Company's 4.2 million shares that are outstanding.

The Company also announced that co-founder, Allen F. Peat, has submitted his resignation from the Company's Board of Directors. Mr. Peat retired as Chairman, Chief Executive Officer and President in 1995 but continued to serve on the Company's Board.

Manatron President and CEO, Paul Sylvester, commented, "Allen's vision, technical insights and fiscal conservatism have helped guide Manatron to its current solid foundation of financial strength and long-term customer, supplier and employee relationships. I learned a lot from Allen when we worked together on a daily basis from 1987 through 1995. Everyone on the Board is grateful for his 35 years of contributions to Manatron and all of us wish him the very best."

Sylvester continued, "We are also pleased to announce another stock buyback program as we continue to believe in Manatron's future growth prospects. This current buyback initiative follows the repurchase program approved on October 2, 2002, which recently expired. Under that program, we repurchased 56,200 shares for approximately $350,000. The Board feels that buying back stock is a prudent use of our resources given our current cash position and is an excellent opportunity to increase the value of investors' holdings.

"Any purchases of shares will be made through a systematic program of open market purchases subject to availability, regulatory and other constraints, and general economic conditions. In addition, any repurchased shares will be reserved for future re-issuance. Given the regulations governing these programs and the limited availability of our stock in the market, it was often difficult to repurchase shares. As a result, we did not spend the entire $500,000 that was approved in the prior year. We intend to be a little more aggressive this year," Sylvester said.

About Manatron, Inc.:
Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Sabre Appraisal Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently operates out of regional offices in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Florida, and North Carolina and serves approximately 1,300 customers in 25 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement:
The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

# # #

Jennifer Heady
Hayden Communications, Inc.
1401 Havens Drive
North Myrtle Beach, SC 29582
P: 843-272-4653
F: 843-361-0758
jennifer@haydenir.com
www.haydenir.com

Hayden Communications, Inc. (HC) is an investor relations firm. Information has been obtained from sources considered to be reliable, but we do not guarantee that it is accurate or complete. This material is not an offer to sell or a solicitation of an offer to buy any securities. HC and its affiliates, officers, directors, subsidiaries and agents have been compensated by its clients to perform shareholder and investor relation services. Each contract varies in duration, services performed and compensation received. This information is not an endorsement of the Company by HC. HC is not responsible for any claims made by the Company. You should independently investigate and fully understand all risks before investing. Statements included in this email or fax may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 10-K and 10Q filed with the Securities and Exchange Commission (SEC).